As filed with the Securities and Exchange Commission on July 12, 2004

                                                  REGISTRATION NO.  333-114732
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         ----------------------------
                               AMENDMENT NO. 1 TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      MANUFACTURERS MARKETING GROUP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            NEVADA                         7389                  41-0423660
 (STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
        ORGANIZATION)
                                3 DUNDAR ROAD
                        SPRINGFIELD, NEW JERSEY 07081
                               (973) 467 - 9330
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)
                         ----------------------------
            WILLIAM C. MARTUCCI                  LOUIS A. BEVILACQUA, ESQ.
   Chairman of the Board, President and          Thelen Reid & Priest LLP
          Chief Executive Officer              701 Pennsylvania Avenue, N.W.
    Manufacturers Marketing Group, Inc.           Washington, D.C. 20004
               3 Dundar Road                         (202) 508 - 4281
       Springfield, New Jersey 07081
             (973) 467 - 9330

         (NAMES, ADDRESSES AND TELEPHONE NUMBERS OF AGENTS FOR SERVICE)
                          ----------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                               CALCULATION OF REGISTRATION FEE
------------------------------- ----------------- ----------------------------- -------------------------- ------------------------
    Title of each class of        Amount to be     Proposed maximum offering        Proposed maximum              Amount of
 securities to be registered       registered         price per share (1)       aggregate offering price     registration fee(2)
------------------------------- ----------------- ----------------------------- -------------------------- ------------------------
Common stock, $0.0001 par value
------------------------------- ----------------- ----------------------------- -------------------------- ------------------------
                Total               470,000                  $5.00                     $2,350,000                   $298
------------------------------- ----------------- ----------------------------- -------------------------- ------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933.

(2) The registration fee was paid upon the initial filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 12, 2004



                      MANUFACTURERS MARKETING GROUP, INC.

                         470,000 SHARES OF COMMON STOCK

      This prospectus relates to the resale of our common stock to the public by selling shareholders.

      Our common stock is not is not listed on any principal market, nor is it quoted on any securities quotation system. Therefore, there is no reported sales price per share of our common stock as of the date of this prospectus.

      The selling shareholders will sell our shares at a price per share equal to $5.00 until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or at privately negotiated prices.

      THE SECURITIES BEING OFFERED UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT SIGNIFICANT RISK FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

      Our principal executive offices are located at 3 Dundar Road, Springfield, New Jersey 07081, and our telephone number is (973) 467-9330.



               The date of this Prospectus is _______ ___, 2004.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                          Page

PROSPECTUS SUMMARY.............................................................4
RISK FACTORS...................................................................6
      FINANCIAL RISKS..........................................................6
            We have only limited capital and we will not receive any
            proceeds from this offering.  However, we will bear all the costs of this registration statement and therefore our working capital position will be further impaired...........................................................6
            We only have $222,000 in cash and if we are unable to raise more money we will be required to delay, scale back or eliminate our marketing and development programs...........................................................6
      CONCENTRATED CONTROL RISKS...............................................6
            Mr. Martucci has the power to make all major decisions regarding the company without the need to get consent from any stockholder or other person.  He is also the only person knowledgeable about our business, affairs and history and the loss of his services would likely result in the indefinite cessation of our
            operations and the complete failure of our current business plan..6
      BUSINESS RISKS...........................................................7
            Because we are significantly smaller and less experienced than our competitors, we lack the financial resources needed to capture increased market
            share..............................................................7
            We rely on two customers for 65 - 75% of our revenues and if we lost one or both of these customers it would be very difficult for us to find other similar sources of revenues and our ability to operate would be significantly
            impaired...........................................................7
      MARKET RISKS.............................................................7
            Since we are relatively thinly capitalized and our stock is a penny stock, if a market in our stock is ever developed, our stock price may become highly
            volatile...........................................................7
FORWARD LOOKING STATEMENTS.....................................................7
USE OF PROCEEDS................................................................8
DETERMINATION OF OFFERING PRICE................................................8
DILUTION.......................................................................8
SELLING SHAREHOLDERS...........................................................8
PLAN OF DISTRIBUTION..........................................................10
LEGAL PROCEEDINGS.............................................................11
MANAGEMENT....................................................................11
EXECUTIVE COMPENSATION........................................................13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................13
DESCRIPTION OF SECURITIES.....................................................14
INTERESTS OF NAMED EXPERTS AND COUNSEL........................................15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES...................................................................15
ORGANIZATION WITHIN LAST FIVE YEARS...........................................15
BUSINESS......................................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS....................................................................22
DESCRIPTION OF PROPERTY.......................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................27
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS......................28
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE....................................................................28
LEGAL MATTERS.................................................................28
EXPERTS.......................................................................28
AVAILABLE INFORMATION.........................................................28
INDEX TO FINANCIAL STATEMENTS.................................................30

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

OUR COMPANY

      Our corporate name is Manufacturers Marketing Group, Inc. We were incorporated on November 18, 2003 in the state of Nevada. On November 20, 2003 we acquired Manufacturers Marketing Group, Inc., a New Jersey corporation (MMGNJ), pursuant to a stock purchase agreement whereby we issued 4,000,000 shares of our common stock to William C. Martucci, our sole officer and director and our controlling stockholder, in exchange for ten shares of MMGNJ's common stock, which constitutes all of the issued and outstanding capital stock of MMGNJ.

      We are in the coupon processing industry. Our principal business is acting as a redemption agent for package-goods manufacturers in the verification and redemption of coupons issued by those manufacturers. We also provide strategic marketing information to manufacturers, and act as a fulfillment agent for promotional merchandise offerings and refund programs for manufacturers.

THE OFFERING

Common   stock   offered   by               470,000 shares.  This number
selling shareholders                        represents 10.51% of our current
                                            outstanding stock(1)
                                            4,470,000 shares.
Common   stock    outstanding
before the offering
                                            4,470,000 shares.
Common   stock    outstanding
after the offering
Proceeds to us                              We will not receive  proceeds  from
                                            the   resale   of   shares  by  the
                                            selling shareholders.

(1)   Based on 4,470,000 shares of common stock outstanding as of June 30, 2004.

SUMMARY HISTORICAL FINANCIAL INFORMATION

      The summary historical financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our financial statements and the notes to those financial statements included elsewhere in this prospectus. The income statement information for the years ended August 31, 2003 and 2002, and the balance sheet information as of August 31, 2003 and 2002, were derived from our audited financial statements included in this prospectus. The income statement information for the six months ended February 29, 2004 and the balance sheet information as of February 29, 2004 and February 28, 2003, were derived from our unaudited financial statements included in this prospectus.


                                   For the six    For the six            Year Ended
                                   months ended   months ended            August 31
                                                                          ---------
                                    2/29/2004      2/28/2003         2003          2002
                                   ------------   ------------   ------------  ------------
                                    (Unaudited)    (Unaudited)

Revenues                           $     13,061   $     27,827   $    124,432  $     17,365

Operating expenses                      145,289         61,867        123,518         8,641
                                   ------------   ------------   ------------  ------------

Operating income (loss)                (132,228)       (34,040)           914         8,724

Income taxes                                 --             --            400         2,176
                                   ------------   ------------   ------------  ------------

Net income (loss)                  $   (132,228)  $    (34,040)  $        514  $      6,548
                                   ============   ============   ============  ============

BALANCE SHEET DATA:

Working capital                    $   (125,710)  $    (28,411)  $      6,143  $      5,629

Current assets                            2,055         46,414         17,303        63,811

Total assets                              2,055         46,414         17,303        63,811

Current liabilities                     127,765         74,825         11,160        58,182

Total liabilities                       127,765         74,825         11,160        58,182

Shareholders' equity (deficiency)  $   (125,710)  $    (28,411)  $      6,143  $      5,629

                                  RISK FACTORS

      This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below, which constitute all of the material risks relating to your investment, and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.


FINANCIAL RISKS

WE HAVE ONLY LIMITED CAPITAL AND WE WILL NOT RECEIVE ANY PROCEEDS FROM THIS OFFERING. HOWEVER, WE WILL BEAR ALL THE COSTS OF THIS REGISTRATION STATEMENT AND THEREFORE OUR WORKING CAPITAL POSITION WILL BE FURTHER IMPAIRED.

      This registration statement is being filed on behalf of our selling shareholders. None of the proceeds from the sale of the stock registered under this registration statement will be realized by us. However, we will bear the costs of the registration statement. Accordingly, our financial condition and our working capital will be impaired as a result of this offering.

WE ONLY HAVE $222,000 IN CASH AND IF WE ARE UNABLE TO RAISE MORE MONEY WE WILL BE REQUIRED TO DELAY, SCALE BACK OR ELIMINATE OUR MARKETING AND DEVELOPMENT PROGRAMS.

      As of May 31, 2004, we had $222,000 in cash available to fund our operations. The amounts and timing of our expenditures will depend primarily on our ability to raise additional capital. We may seek to satisfy our future funding requirements through new offerings of securities or from other sources, including loans from our controlling stockholders. Additional financing may not be available when needed or on terms acceptable to us. We have no current commitment for additional financing. Unavailability of financing may require us to delay, scale back or eliminate some or all of our marketing and development programs. To the extent we raise additional capital by issuing equity securities, your ownership interest would be diluted.

CONCENTRATED CONTROL RISKS

MR. MARTUCCI HAS THE POWER TO MAKE ALL MAJOR DECISIONS REGARDING THE COMPANY WITHOUT THE NEED TO GET CONSENT FROM ANY STOCKHOLDER OR OTHER PERSON. HE IS ALSO THE ONLY PERSON KNOWLEDGEABLE ABOUT OUR BUSINESS, AFFAIRS AND HISTORY AND THE LOSS OF HIS SERVICES WOULD LIKELY RESULT IN THE INDEFINITE CESSATION OF OUR OPERATIONS AND THE COMPLETE FAILURE OF OUR CURRENT BUSINESS PLAN.

      Mr. Martucci owns 89.49% of the outstanding common stock and he is our only officer and director. He, therefore, has the power to make all major decisions regarding our affairs, including decisions regarding whether or not to issue stock and for what consideration, whether or not to sell all or substantially all of our assets and for what consideration and whether or not to authorize more stock for issuance or otherwise amend our charter or bylaws. He is in a position to elect all of our directors and to dictate all of our policies.

      Furthermore, since Mr. Martucci is our founder and currently our only officer, no other person affiliated with, or employed by, us has any knowledge of our day to day operations or any institutional knowledge regarding our history and past affairs. We do not currently have an employment agreement with Mr. Martucci. The loss or inability of Mr. Martucci to perform his duties would likely result in the indefinite cessation of our operations and the complete failure of our current business plan. We have no key man insurance on the life of Mr. Martucci. We anticipate the hiring of new employees in connection with the planned expansion of our business. Our future success will depend in significant part on our ability to hire and retain key technical sales and senior management personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel.

BUSINESS RISKS

BECAUSE WE ARE SIGNIFICANTLY SMALLER AND LESS EXPERIENCED THAN OUR COMPETITORS, WE MAY LACK THE FINANCIAL RESOURCES NEEDED TO CAPTURE INCREASED MARKET SHARE.

      Based on total assets and revenues we are only a fraction of the size of our main competitors. We experience significant competition from companies such as Carolina Manufacturing Services ("CMS") and NCH Marketing Services ("NCH") because of their greater customer service capabilities and competitive payment terms and longer history of operations. CMS and NCH are the perceived dominant companies in the redemption agency business competing on factors such as price, variety of reports and services offering, reporting accuracy, coupon audit techniques and reliability. Most of our competitors have materially greater financial resources than us and can therefore implement ever changing technological developments to increase productivity in the coupon processing industry at times when we may not have the resources to do so.

WE RELY ON TWO CUSTOMERS FOR 65 - 75% OF OUR REVENUES AND IF WE LOST ONE OR BOTH OF THESE CUSTOMERS IT WOULD BE VERY DIFFICULT FOR US TO FIND OTHER SIMILAR SOURCES OF REVENUES AND OUR ABILITY TO OPERATE WOULD BE SIGNIFICANTLY IMPAIRED.

      We rely on our two major customers, LiDestri Foods and Snapple/Yoo-Hoo Beverages, for approximately 65 to 75% of our annual revenues. We do not have any written agreements with these customers. We operate pursuant to a non-binding rate schedule with them. We believe that the loss of these customers would result in the loss of our main revenue source and that it would be difficult to find other customers who could provide us with a similar amount of revenues. Therefore, the loss of these customers could significantly impair our ability to operate our business and progress with our current business plan.

MARKET RISKS

SINCE WE ARE RELATIVELY THINLY CAPITALIZED AND OUR STOCK IS A PENNY STOCK, IF A MARKET IN OUR STOCK IS EVER DEVELOPED, OUR STOCK PRICE MAY BECOME HIGHLY VOLATILE.

      We are a thinly capitalized company and our stock is a penny stock. One result of these facts is that if an established public market for our stock is ever developed, market prices will likely be subject to significant volatility. The likely market for our stock would be the Over-the-Counter Bulletin Board or the Pink Sheets. Many of the securities traded in these marketplaces are subject to significant volatility.

                           FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words "anticipates", "believes", "estimates", to expects", "plans", "projects", "targets" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified above.

                                USE OF PROCEEDS

      This prospectus relates to the sale of 470,000 shares of our common stock which may be sold from time to time by the selling shareholders named in this prospectus. We will not receive any part of the proceeds of the sale of common stock by the selling shareholders.

                        DETERMINATION OF OFFERING PRICE

      We have established the offering price of $5.00 per share on behalf of the selling shareholders. This price was arbitrarily selected and does not have any relationship to any established criteria such as book value or current earnings per share. The offering price we set for our common stock was not based on past earnings, nor is it indicative of potential market value of the assets that we own.

                                    DILUTION

      Our sole officer and director, William C. Martucci, acquired our common stock for a price per share of $.000006. This represents a difference of more than $4.99 from the offering price at which the selling shareholders are offering our common stock in this prospectus.

      The common stock to be sold by the selling shareholders in this offering is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                              SELLING SHAREHOLDERS

      The following table also sets forth the name of each person who is offering shares of our common stock under this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the common stock by the selling shareholders.
-
      None of the selling shareholders held any position or office or held any other material relationship with us or any predecessor company during the past three years. None of the selling shareholders are broker-dealers or affiliated with broker-dealers.

      Our sole director, officer and controlling stockholder, William Martucci, is the father of Pamela Esquijenosa and Yamel Gonzalez, two of the selling shareholders named below.

                     Beneficial   Shares of       Beneficial      Percentage of
                     Ownership    Common Stock    Ownership       Common Stock
       Name          Before the   Included in     After the       Owned After
                     Offering(1)  Prospectus      Offering(1)(2)  Offering(1)(2)

Baginski, Loren         5,000          5,000             0               0
Bini, Steven            5,000          5,000             0               0
Bozzi, Vito             10,000        10,000             0               0
Brown, Michael A.       5,000          5,000             0               0
Brown, Nicholas         10,000        10,000             0               0
Cantagallo, Emil        5,000          5,000             0               0
Cantagallo, Gary        25,000        25,000             0               0
Cantagallo, Wayne       9,000          9,000             0               0
Carr, John              5,000          5,000             0               0
Ciccone, Troy           10,000        10,000             0               0

Dachille, Sophie        10,000        10,000             0               0
Esquijenosa, Pamela     5,000          5,000             0               0
Fessler, Max            1,000          1,000             0               0
Fontana, Michele        1,000          1,000             0               0
Gonzalez, Yamel         20,000        20,000             0               0
Hodavance, Raymond      10,000        10,000             0               0
Ignatuk, David A.       20,000        20,000             0               0
Jimenez, Jennie         5,000          5,000             0               0
Kovacs, Cynthia         12,000        12,000             0               0
Mulvaney, Brian         10,000        10,000             0               0
Muzeni, Hope            5,000          5,000             0               0
Noto, Louis             50,000        50,000             0               0
O'Malley, Bruce J.      5,000          5,000             0               0
Ortolf, Ruth            1,000          1,000             0               0
Palmieri, Joseph        2,000          2,000             0               0
Queen, Barbara          110,000      110,000             0               0
Ragucci, Joseph M.      50,000        50,000             0               0
Rosales, Ovidio R.      10,000        10,000             0               0
Ruiz, David E.          1,000          1,000             0               0
Ruiz, Emmanuel Adams    2,000          2,000             0               0
Santorella, Mary J.     5,000          5,000             0               0
Scannicchio, Thomas B.  1,000          1,000             0               0
Sterbens, Anthony       2,000          2,000             0               0
Suffman, Melanie        2,000          2,000             0               0
Thomson, Arthur         10,000        10,000             0               0
Welsh, Edward & Jane    20,000        20,000             0               0
Worst, Lucille A.       1,000          1,000             0               0
Worst, Richard          10,000        10,000             0               0

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(2) Assumes that all securities offered are sold.

                              PLAN OF DISTRIBUTION

      The selling shareholders will sell the shares offered in this prospectus at a price per share equal to $5.00 until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or at privately negotiated prices.

      The selling shareholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares may be traded in the future or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares if available:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      The selling shareholders may also engage in short sales against the box. A short sale against the box is a short sale where the seller actually owns the stock (unlike a traditional short sale where the seller doesn't own the stock and borrows the stock to cover the sale), but does not want to close out the position.

      The selling shareholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      We have advised the selling shareholders named in this prospectus that, at the time of the resale of shares covered by this prospectus is made by or on behalf of a selling shareholder, a copy of this prospectus is to be delivered.

      We have also advised the selling shareholders that during the time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Accordingly, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

      The selling shareholders are also advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

      The selling shareholders shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We estimate that the total offering expenses will be approximately $53,000. We plan to pay these expenses from the $470,000 that we raised on March 31, 2004 when we sold 470,000 shares of our common stock to the selling shareholders in a private placement transaction.

      The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customers and provide monthly account statements to the customer. With all these restrictions, the likely effect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.


                               LEGAL PROCEEDINGS

      We are not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      We currently only have one employee, William C. Martucci, who is also our sole officer and director. Subject to obtaining funding, we expect to retain additional employees and appoint additional officers and elect additional directors in the near future as our business expands. Following is material information regarding our sole officer and director.

              Name                  Age                  Position
              ----                  ---                  --------
      William C. Martucci           61      Director, President, Treasurer and
                                                        Secretary

      Directors serve until the next annual meeting and until their successors are elected and qualified.

      WILLIAM C. MARTUCCI. Mr. Martucci has served as our director and has held all of the positions indicated above since our inception on November 18, 2003 and he has served as a director and as the sole officer of MMGNJ, our only operating subsidiary, since its inception on June 24, 1985. From 1974 to the present, Mr. Martucci has served as president and chairman of United Grocers Clearing House, Inc. (United), a privately held company he founded to serve the coupon redemption, fulfillment, refunds and promotional needs of retailers. Mr. Martucci was a director of WCM Capital, Inc., during the period from 1998 through March 2003. WCM Capital does not have any significant assets or operations. It owns some mining assets and its common stock is quoted on the Pink Sheets. In September 1996, Mr. Martucci founded and became and remains the sole director of the Silly Billy Fun Club, Inc. The Silly Billy Fun Club has a trademark and copyrights of cartoon characters that develop values in young children. Coloring books are distributed gratis to schools and organizations as a learning tool for development. Mr. Martucci received a Bachelor of Science in Philosophy from Florida International University in 1973.

      We do not compete with United. United is in the business of redeeming coupons for retailers whereas we are in the business of acting as an agent for manufacturers in connection with the processing, marketing and reimbursement of manufacturer's coupons. Mr. Martucci devotes approximately 60% of his time to our business with substantially all of the remaining time being devoted to United's business.

AUDIT COMMITTEE AND AUDIT COMMITTEE FINANCIAL EXPERT

      We do not currently have an audit committee financial expert, nor do we have an audit committee. Our entire board of directors, which currently consists of Mr. Martucci, handles the functions that would otherwise be handled by an audit committee. We do not currently have the capital resources to pay director fees to a qualified independent expert who would be willing to serve on our board and who would be willing to act as an audit committee financial expert. As our business expands and as we appoint others to our board of directors we expect that we will seek a qualified independent expert to become a member of our board of directors. Before retaining any such expert our board would make a determination as to whether such person is independent.

CODE OF ETHICS

      On November 20, 2003, our board of directors adopted a code of ethics that our principal financial officer, principal accounting officer or controller and any person who may perform similar functions is subject to. Currently Mr. Martucci is our only officer and our sole director, therefore, he is the only person subject to the Code of Ethics. If we retain additional officers in the future to act as our principal financial officer, principal accounting officer, controller or persons serving similar functions, they would become subject to the Code of Ethics. The Code of Ethics does not indicate the consequences of a breach of the code. If there is a breach, the board of directors would review the facts and circumstances surrounding the breach and take action that it deems appropriate, which action may include dismissal of the employee who breached the code. Currently, since Mr. Martucci serves as the sole director and sole officer he is responsible for reviewing his own conduct under the Code of Ethics and determining what action to take in the event of his own breach of the Code of Ethics. A copy of the code of ethics appears as Exhibit 14 to the registration statement that this prospectus forms a part of.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to William Martucci, our sole director and our sole officer for services during the last three fiscal years in all capacities to us, our subsidiaries and predecessors.

                           SUMMARY COMPENSATION TABLE

                      ANNUAL COMPENSATION      LONG-TERM COMPENSATION
                      -------------------      ----------------------
                                               AWARDS                PAYOUTS
                                               ------                -------

                                      OTHER                SECURITIES          ALL
                                      ANNUAL   RESTRICTED  UNDER-LYING         OTHER
NAME                                  COMPEN-  STOCK       OPTIONS    LTIP     COMPEN-
AND PRINCIPAL         SALARY  BONUS   SATION   AWARDS      SARS       PAYOUTS  SATION
POSITION        YEAR  ($)     ($)     ($)      ($)         (#)        ($)      ($)

William C.      2003  0       0       0        0           0          0        $104,000
Martucci,       2002  0       0       0        0           0          0        $0
President       2001  0       0       0        0           0          0        $0
Treasurer and
Secretary


      The compensation listed in the above table under All Other Compensation consists of management fees paid by us to United. United provides management services to us pursuant to a Management Services Agreement. United is our affiliate since Mr. Martucci is the sole stockholder, officer and director of United. We may enter into an employment agreement with Mr. Martucci in the future regarding his continued employment with us.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2004 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:


                                                             Amount & Nature  Percent
                     Name & Address of                        of Beneficial     of
Title of Class        Beneficial Owner     Office, If Any     Ownership(1)    Class(2)
--------------        ----------------     --------------     ------------    --------
                                             Director,
                                             President,        4,000,000     89.49%
  Common Stock      William C. Martucci      Treasurer
$0.0001 par value   3 Dundar Road               and
                    Springfield, NJ  07081   Secretary

                    All officers and
  Common Stock      directors as a group                       4,000,000     89.49%
$0.0001 par value   (1 person named above)

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2) A total of 4,470,000 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

                           DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and bylaws, as amended, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

COMMON STOCK

      We are presently authorized to issue 100,000,000 shares of $0.0001 par value common stock. We presently have 4,470,000 shares of common stock outstanding.

      The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by our Board of Directors, from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights. The holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

BLANK CHECK PREFERRED STOCK

      We are authorized to issue up to 10,000,000 shares of $.0001 par value Preferred Stock. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from us upon request.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

SHARE PURCHASE WARRANTS

      We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

OPTIONS

      We have not issued and do not have outstanding any options to purchase shares of our common stock.

CONVERTIBLE SECURITIES

      We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

                      ORGANIZATION WITHIN LAST FIVE YEARS

      We were incorporated on November 18, 2003 under the laws of the state of Nevada. On such date William C. Martucci was appointed to our Board of Directors and he was also appointed as our President, Treasurer, and Secretary.

      Mr. Martucci is our sole promoter. Pursuant to a stock purchase agreement, dated November 20, 2003, Mr. Martucci sold us 10 shares of the common stock of MMGNJ, constituting all of the issued and outstanding shares of that company, in exchange for 4,000,000 shares of our common stock.

                                    BUSINESS

BACKGROUND

      Our corporate name is Manufacturers Marketing Group, Inc. We were incorporated in the state of Nevada on November 18, 2003. On November 20, 2003, we entered into a stock purchase agreement with William C. Martucci, currently our sole officer and director, pursuant to which we acquired ten shares of MMGNJ, constituting all of the issued and outstanding shares of MMGNJ, in exchange for 4,000,000 shares of our common stock. Accordingly, MMGNJ became our wholly-owned subsidiary. MMGNJ was incorporated in the State of New Jersey on June 24, 1985. The information contained in this prospectus about our business reflects the historical business of MMGNJ.

      MMGNJ was incorporated on June 24, 1985 by our founder and controlling stockholder William C. Martucci. MMGNJ had no assets and only minimal operations consisting mostly of organizational operations during the period from inception through May 2002. MMGNJ was initially formed by Mr. Martucci in 1985 to reserve the Manufacturers Marketing Group name. Mr. Martucci since such time had always contemplated entering the business of acting as a redemption agent for manufacturers. However, it was only in May of 2002 when he was able to begin operations as an agent for manufacturers in the redemption and processing of coupons. At such time, Mr. Martucci as a result of contacts made through United in the business of representing retailers (not manufacturers) as a redemption agent and processor was able to find manufacturers who wanted to use his redemption and processing services. He utilized MMGNJ as an entity for developing this new business.

      The purpose for creating a new Nevada corporation to own the stock of MMGNJ is to establish a parent company structure. Although management has not yet identified any specific acquisition targets, management may desire to effect acquisitions in the future and believes that this structure will provide more flexibility and may help isolate potential liabilities of any future target companies since those companies would likely remain as separate legal entities becoming sister companies to MMGNJ.

      Our operations are currently in the coupon processing industry. Our principal business is acting as a redemption agent for package-goods manufacturers in the verification and redemption of coupons issued by those manufacturers. We also act as a fulfillment agent for promotional merchandise offerings and refund programs for manufacturers.

      As a redemption agent for package goods manufacturers, i.e., where all retailers wishing to redeem a given manufacturer's coupon must forward the coupons to us rather than directly to the manufacturer, we are paid a lesser handling charge, depending upon the volume of coupons processed by us.

      Another aspect of our business involves providing strategic marketing information to manufacturers. Strategic marketing information is the same as target marketing. Target marketing reports allow the package goods manufacturer to issue discount coupons to select consumers, issue loyalty shopping cards, trial samples of products, and instant win games and coupons. All of this is delivered to the consumer based on their actual purchase behavior. These customized incentives are designed to reach shoppers before, during and after the purchase. Names and addresses of consumers that have been issued loyalty shopping cards are entered into a database for targeted mailings.

      Each promotional application is designed to meet specific objectives of consumer packaged goods manufacturers. Loyalty programs allow manufacturers to target specific households based on past purchase data. Sampling programs target consumers based on current purchase behavior. From this information we deliver product samples. Samples can be full or trial size, and may be delivered in-store or at home. Target marketing allows manufacturers to reach a captive audience through announcements or messages delivered at the checkout counter. In store instant win games are coupled, along with the retailer, for an opportunity to win instantly at the checkout counter based on products that are purchased. Coupon programs use UPC based scanner technology to target consumers and distribute coupons based on actual purchase behavior.

      Our strategy is to obtain a greater share of the coupon processing industry by capitalizing on the expertise gained from our coupon processing services. We intend to retain a commissioned sales person and, if we are able to raise sufficient funds to do so, upgrade our computer and data processing facilities and scanning devices to increase the speed of operations and volume handling. There can be no assurance that the retention of a commissioned sales person or the upgrade of processing capabilities will lead to a greater share in the coupon processing industry.

      We currently maintain processing facilities in our headquarters in Springfield, New Jersey and retain the services of a subcontractor in Mexico. The subcontractor located in Mexico, processes coupons, in situations where we are acting as a redemption agent for manufacturers. The purpose of subcontracting in Mexico is that it offers us lower cost labor. Our New Jersey office is, and has been, our home base of operations. At New Jersey we process coupons that are mailed to the incorrect address. We re-mail the coupons back to the original submitters.

      If we are able to successfully raise approximately $500,000 to $1,000,000 in additional capital, we may undertake any or all of the following activities:

      a. Implement a more active marketing effort to build revenues by obtaining new accounts

      b. Pursue new business by hiring experienced sales representatives that have previously worked in the field of coupon redemption, refunds, fulfillment and marketing.

      c. Acquire complementary businesses such as company's engaged in the coupon redemption business.

      d. Increase marketing efforts involving mailing lists, manufacturer referrals, expanded use of trade publication advertising, promotional materials, participation in regional and national food/drug trade shows and telemarketing.

      We intend to try to raise the additional money to accomplish the foregoing through future offerings of our securities, bank loans or from revenue generated by our operations. We do not currently have any funding commitments from any third parties nor are we currently in negotiations for any such funding.

      As mentioned above, we may seek to acquire complimentary businesses (i.e., business engaged in the coupon redemption business) in the future. We have not entered into any negotiations or agreements, preliminary or otherwise, to acquire a complimentary business. It is likely that any such acquisition would involve the issuance of shares of our stock to the stockholders of the target company and, in addition, may involve a cash payment or the issuance of a note. The acquisition of a complimentary business would likely result in the issuance of a significant number of shares and, therefore, would be dilutive to our stockholder. Such an acquisition may also result in a change of control event.

      Our executive offices are located at 3 Dundar Road, Springfield, New Jersey and our mailing address is P.O. Box 343, Millburn, New Jersey 07041. Our telephone number is 973.467.9330.

BUSINESS OVERVIEW

      We operate in the coupon processing industry and our principal business is acting as a manufacturers agent in processing throughout the United States and providing these manufacturers with statistical and other data related to their cents-off coupon marketing programs.

The Coupon Business

      Cents-off coupons are issued primarily by packaged-goods manufacturers as a promotional technique designed to increase consumer purchases of particular products. Promotional programs using coupons typically are designed to promote repeat purchases, consumer trials of products or brands or both. Coupons are distributed primarily through advertisements in newspapers, newspaper supplements, freestanding inserts in newspaper, advertisements in magazines, direct mailings and inclusion on or in product packages. Coupons typically provide that upon presentation to a retailer at the time of purchase of the product the consumer will receive a discount from the marked sales price of the product equal to the face amount of the coupon. Coupons also provide that the manufacturer-issuer will pay retailers (i.e. supermarkets, grocery stores, discount stores, drug stores and other retail establishments) the face amount of the coupon plus a specified handling fee upon the presentation of the coupon to the manufacturer or its agent. The handling fee is designed to defray the costs associated with handling coupons and it is customarily a standard amount per coupon regardless of the face value of the coupon or the identity of the manufacturer. The prevailing per coupon handling fee is currently $.08.

      The coupon business represents a multi-billion dollar expenditure for manufacturers of consumer products, even excluding the considerable expense of distributing coupons through newspapers, magazines, direct mail and in-store dispensers. Although new methods continue to be introduced to increase the proportion of coupons processed electronically between retailers and manufacturers, coupons must still be handled manually.

      We receive coupons on behalf of manufacturers. The redemption rate experienced by the clients of our redemption agency operations varies according to the media in which the coupons are distributed. Management believes, however, that an average of approximately 2% of the coupons distributed by these manufacturers are redeemed. According to The Promotion Marketing Association, Inc., industry estimates are that manufacturers distribute over 330 billion coupons annually in the United States and that 4.5 billion are actually redeemed. In the absence of outside assistance, the processing of the large number of coupons redeemed in the United States each year would require the utilization of significant resources on the part of retailers and manufacturer-issuers as well as vast duplication of effort among retailers and manufacturer-issuers. The coupon processing industry was developed in order to alleviate this logistical burden and to achieve economies of scale associated with the processing of large volumes of coupons.

      The coupon processing industry consists of companies that perform one of two principal intermediary functions: (i) acting as a clearing house and source of funds for retailers who forward, for processing and collection, coupons submitted to them by consumers, and (ii) acting as redemption agent for manufacturer-issuers to whom coupons are submitted for payment. Clearing houses generally count, verify and sort coupons submitted to them by retailers and then pay to the retailers the face amount of the coupons in a time period that is, in most cases, shorter than the period in which the retailer would receive payment if it forwarded the coupons directly to the manufacturer. Redemption agents sort and verify coupon invoices submitted by retailers and clearing houses for collection, and make payments on behalf of manufacturer-issuers for validly presented coupons.

      In addition, redemption agents customarily provide manufacturer-issuers with statistical and other data to enable them to evaluate their coupon promotion efforts. Coupons are issued with a bar/UPC codes. From these codes we obtain marketing information. This is done through interpreting the information obtained from the bar codes such as dollar amount, product, and publication. Additional information can be obtained by the manufacturer if it modifies the bar code to gather the additional information.

Our Coupon Operations

      We operate in the coupon processing industry and our principal business is acting as a redemption agent for packaged-goods manufacturers in the verification and redemption of coupon issues by those manufacturers. We also act as a fulfillment agent for promotional merchandise offered by manufacturers, i.e., merchandise provided to consumers upon presentation of proofs of purchase of a manufacturer's product.

      Redemption Agency Operations.

      We currently provide redemption agency services for manufacturers. In other words, we act as a redemption agent for manufacturers where retailers wishing to redeem a given manufacturer's coupons must forward the coupons to us rather than directly to the manufacturer. As a redemption agent for manufacturers issuing coupons, we verify the coupon invoices of retailers and approved clearing houses by scanning data obtained from bar codes through our data processing systems. If a coupon is distorted in any manner, and the scanner cannot process the information from the bar code on the coupon. In such cases the bar code is manually entered into our data processing system. We pay retailers or clearing houses on behalf of each manufacturer for validly presented coupons.

      Coupons suspected of not being authentic or improperly redeemed are segregated, and additional verification procedures are instituted before payment is made for those coupons. We also use a computerized master retailer file in an effort to prevent coupon payments from being made to fictitious retail establishments. Codes on coupons redeemed are entered into our data processing system, and the accumulated redemption data is provided to the manufacturers in the form of various reports. These reports provide manufacturers with information concerning the results of ongoing coupon promotions.

      In substantially all cases, payments to retailers or clearing houses are made in the name of the manufacturer by us as agent, and the manufacturer advances funds to us upon our advice either before, or simultaneously with, our release of the checks drawn by us to redeem the manufacturer's coupons.

      We receive a handling fee for each coupon that we process on behalf of the manufacturer. The handling fee is charged to the manufacturer based on the number of coupons redeemed. The fee ranges from $17.00 per thousand coupons to $42.00 per thousand coupons. The greater number of coupons processed the lower the amount paid per thousand coupons. We are reimbursed for postage and some other expenses. Routine coupon activity reports are included in the base-handling fee, but others are provided for an extra charge. The available reports range from a variety of standardized reports to customized marketing reports that allow the manufacturer to receive promotional and financial information related to coupons processed in a format suited to its individual requirements.

      Coupon Audit and Verification Services.

      An important function performed by us in our redemption agent operations is the prevention of fraudulent or improper coupon redemption. In general, manufacturers are obligated to pay only for those coupons submitted by, or on behalf of, legitimate retailers in connection with the retail sale of the particular product. Improper redemption can occur for a variety of reasons, ranging from inadvertent submission of a coupon to a retailer for a product not purchased to sophisticated fraudulent schemes designed to obtain payment from manufacturers for large quantities of their coupons that are not obtained in ordinary retailer transactions.

      We have adopted a number of procedures designed to prevent payment by our manufacturer customers for improperly submitted coupons. Improperly submitted coupons could be those which are submitted to the incorrect manufacturer (which would be returned to the retailer to be forwarded to the correct manufacturer or its redemption agent), expired coupons (which would be rejected and not paid) and coupons representing sales of a manufacturer's product in excess of the product sold to the retailer by the manufacturer (which would require the retailer to submit proof of the quantity of goods sold). To date, we have experienced an immaterial percentage of improperly submitted coupons. To detect improperly submitted coupons, we verify retailers' "Coupon Control Listing Number" which they are required to have in order to redeem coupons; monitor the dollar volume of a retailer's sales in order to detect any excessive percentage of coupons being redeemed; and physically examine a large portion of the coupons being processed to assure validity.

      Data Processing.

      Our computer based processing facilities at our offices in New Jersey, which are used in our redemption agency operations, are vital to our coupon processing capability and productivity. Our data processing facilities represent a substantial portion of our investment in fixed assets. Data processing is important to both the processing and payment of coupons as well as generating marketing reports and surveys for use by manufacturers. Electronic scanning increases the speed and accuracy of coupon processing, which would otherwise be a labor-intensive process. Although some manual procedures are still required to gather information during the coupon processing cycle, we are now processing virtually all incoming coupons with imprinted bar codes through these computer based techniques. The increasing use of automated processing techniques by us is facilitating more accurate exchanges of information and lowering the cost of processing coupons.

      Fullfillment Agency Services

      We sometimes act as a fulfillment agent for promotional merchandise offered by our manufacturer clients. This is merchandise provided to a retail consumer upon the presentation of proofs of purchase of the manufacturer's product. In these situations, the manufacturer sends us the promotional products, which could be a T shirt with the manufacturer's name on it, free samples of the manufacturers product, or other similar promotional items. The retail consumer of the manufacturer's product then collects proofs of purchase and mails them to us. We process these proofs of purchase and deliver the promotional item to the retail consumer if they meet all of the requirements of the promotional offering.

MARKETING

      We currently do relatively little marketing. Our marketing activities currently consist of soliciting clients through letters of introduction stating our services and requesting meetings to discuss their particular desires and requirements. Follow up is initiated through phone calls. In the future we may use other marketing techniques, including featuring our services at trade shows and attending conventions.

SUBCONTRACTORS

      Because coupon counting and sorting functions are carried out by hand, the coupon processing industry is highly labor intensive. As a result, major companies in the coupon processing industry generally conduct counting and sorting operations outside the United States where less expensive labor is available. Accordingly, we utilize the services of TKM Services, an independent contractor with facilities in Mexico. We do not have a written contract with TKM Services.

      Under the terms of our verbal agreement with TKM Services, they are required to verify coupon invoices by recounting the number of coupons and the correct dollar amount for each invoice. This is done through the manual scanning of each coupon. In instances where coupons are not in scanning condition, the UPC numbers must be input into the computer system by hand. TKM Services verifies all invoiced information.

      We pay TKM Services on a per coupon basis at a rate of $14.50 per thousand coupons processed based on current coupon volume. This rate increases if the coupon volume decreases and the rate is capped at $16.00 per thousand. If the coupon volume increases, the rate would decrease to a maximum floor of $7.50 per thousand coupons processed. We pay them on a bi-weekly basis in U.S. dollars by company check, which is delivered to TKM Services' California office. Other than the subcontractor relationship, we do not have any other relationship with TKM Services and Mr. Martucci, our sole officer and director and controlling stockholder is not affiliated in any way with TKM Services.

COMPETITION

      We believe that we have two principal competitors: Carolina Manufacturing Services (CMS) and NCH Marketing Services (NCH). CMS and NCH are the perceived dominant companies in the redemption agency business competing as to price, variety of reports and service offered, reporting accuracy, coupon auditing techniques and reliability. Technological developments may occur in the future that could be used to increase productivity in the coupon processing industry, the implementation of which might require substantial capital investment. We believe that CMS and NCH have substantially greater financial resources than us.

EMPLOYEES

      We do not currently have any employees. Our business is exclusively operated by our sole director and officer, William C. Martucci and through our subcontractors. Mr. Martucci does not personally receive any compensation for his efforts at this time. In the future as we expand our business and if we are successful in raising significant capital, then we will likely retain employees to operate our business. At such time, we would also likely appoint additional officers and nominate additional persons as directors of our company.

      On June 9, 2004, we and United entered into a Management Services Agreement. Pursuant to the Management Services Agreement, United provides MMG with the following services: use of 3,800 square feet of office space at United's New Jersey office, use of the telephone, shipping and postage, supplies, use of computers and computer software and use of United's employees to process coupons and perform administrative services. In consideration for such services, we pay United an annual fee equal to $125,000. The agreement has a term of one year and is renewable for successive one year periods unless terminated by either party upon ninety days prior written notice. United is in a similar, but distinct, business from our business. United's business is distinct in that United acts as a coupon redemption agent for retailers, not manufacturers. Before entering into the Management Services Agreement, United provided us with such services pursuant to a verbal arrangement. The total amount that was charged to us, recorded as management fees, for all these services was $104,000 for the year ended August 31, 2003. The total amount that was charged to us for the six month period ended February 29, 2004, recorded as management fees, for all these services was $116,909.

      Management believes that it is more efficient and cost effective for us to utilize the aforementioned services of United rather than obtaining these services on our own. If for any reason United ceases providing these services, management believes that it would be able to effectively obtain such services through internal means and that no material adverse effect would occur.

RELIANCE MAJOR CUSTOMERS

      We rely on our two major customers, LiDestri Foods and Snapple/Yoo-Hoo Beverages, for approximately 65 to 75% of our annual revenues. We charge
LiDestri Foods $17.50 per thousand coupons processed and we charge Snapple/Yoo-Hoo Beverages $27.50 per thousand coupons processed. We do not have any written agreements with these customers. We operate pursuant to a non-binding rate schedule with them. Management believes that the loss of these customers would result in the loss of our main revenue source and that it would be difficult to find other customers who could provide us with a similar amount of revenues. Therefore, the loss of these customers could significantly impair our ability to operate our business and progress with our current business plan.

INTELLECTUAL PROPERTY

      We do not have any patents, trademarks or copyrights or any applications for any of the foregoing. We do utilize various methodologies and processes in our business that we believe are proprietary. We protect this intellectual property as a trade secret. As we hire employees, we intend to cause such employees, as a condition of employment, to sign confidentiality and development agreements with us to ensure the protection of our trade secrets.

REGULATION

      Our business is not subject to any significant governmental or other regulation, other than regulations affecting businesses in general. However, coupon fraud is a federal and state crime and in the event of coupon fraud federal and state agencies, such as the U.S. Postal Service and the Federal Bureau of Investigation, may investigate and prosecute. In such event we may be asked to produce documents or testimony to aid in any such investigation or prosecution.

      Changes in the regulatory environment relating to the marketing promotions and manufacturers coupon issuance could impose additional regulations and obligations upon our customers and us, the effect of which may be materially adverse to our interests. We have no knowledge of any legislation relating to our business that is currently pending, but cannot predict the likelihood that any legislation will be proposed and passed, or the financial impact, if any, resulting regulation may have on us.

      We do not incur any significant costs relating to compliance by us with environmental laws.

RESEARCH AND DEVELOPMENT

      We plan to develop techniques to expedite the processing of coupons and to develop other methodologies and techniques to enhance our business model. Most of our future research and development will be focused on finding high tech computerized solutions that will enhance our performance. We did not spend any funds on research and development during the fiscal years ended August 31, 2003 and August 31, 2002.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

      Our corporate name is Manufacturers Marketing Group, Inc. We were incorporated in the State of Nevada on November 18, 2003. On November 20, 2003, we acquired all of the issued and outstanding capital stock of our subsidiary, MMGNJ in exchange for 4,000,000 shares of our common stock. Our activities and our historical performance are those of our subsidiary MMGNJ.

      MMGNJ was incorporated on June 24, 1985 by our founder and controlling stockholder William C. Martucci. MMGNJ had no assets and only minimal operations consisting mostly of organizational operations during the period from inception through May 2002. Mr. Martucci initially formed MMGNJ in 1985 to reserve the Manufacturers Marketing Group name. Mr. Martucci since such time had always contemplated entering the business of acting as a redemption agent for manufacturers. However, it was only in May of 2002 when he was able to begin operations as an agent for manufacturers in the redemption and processing of coupons. At such time, Mr. Martucci as a result of contacts made through United in the business of representing retailers (not manufacturers) as a redemption agent and processor was able to find manufacturers who wanted to use his redemption and processing services. He utilized MMGNJ as an entity for developing this new business.

      On November 20, 2003, pursuant to a stock purchase agreement, MMGNJ became our wholly-owned subsidiary. The acquisition was effected under an agreement where the sole stockholder of MMGNJ exchanged all of his MMGNJ capital stock for a 100% stock interest (4,000,000 shares) of our newly issued common stock.

      Since the former stockholder of MMGNJ owned all of the issued and outstanding shares of our common stock after the acquisition, this transaction was accounted for as a recapitalization of MMGNJ. MMGNJ is considered to be the accounting acquirer and has adopted our capital structure. Before acquiring MMGNJ, we had no assets, liabilities or operations.

      According to the Coupon Industry Report published by Neilson Company, nearly 90% of all American households use grocery coupon offers weekly.
Consumers are more likely to use coupons during a recession or when worried about their financial future. People anxious about finances seem to gain a sense of control when saving money through the use of coupons. This makes the distribution of coupons an almost "recession-proof" business. Manufacturers produced and distributed approximately $380 billion worth of grocery coupons in 2003 according to the Neilson Coupon Industry Report. This is an increase of almost 25% over the $307 billion distributed in 1999. Although only about 2% are redeemed currently, we believe that coupons will always be a major contributor in connection with manufacturers' brand awareness.

      Our primary activity is to be a coupon redemption agent for these manufacturers. We provide coupon processing and related services, in the verification and redemption of their coupons. We also provide strategic marketing information and act as a fulfillment agent for promotional merchandise offerings and refund programs.

      Our revenues mainly consist of processing fees earned based on the number of coupons processed. Typically, we earn a specific fee per thousand coupons we process, and rates we charge each manufacturer vary based on volume and other considerations.

      We operate from our principal office in Springfield, New Jersey and in order to keep our costs to a minimum, we subcontract out most of the coupon processing to a facility in Mexico. Coupons are shipped from our NJ location to TKM Services offices in California. TKM then takes the coupons across the boarder to their facility in Mexico. In Mexico, the coupons are verified for correct coupon count and dollar amounts through the manual scanning of the coupons. Through the scanning process, statistical information is obtained from the coupon bar codes. This data is forwarded to the manufacturer who issued the coupon in the form of a report. The report is accompanied by an invoice for the services rendered by us.

      Our coupon processing service revenues are recognized when the processing services are performed and completed. Coupon processing revenues are generated primarily from charges based on the number of coupons processed for each manufacturer. Most of these arrangements with manufacturers have fixed prices based on certain volumes of coupons processed for each manufacturer. Revenues include the face amount of the coupons processed, plus service processing fees thereon less the cost to redeem the coupons, at face value, to the retailers or consumers. Therefore, the Company does not retain the gross balance of accounts receivable as revenue.

      We report revenue net as an agent for manufacturers in accordance with guidance set forth in the Emerging Issues Task Force 99-19. The gross components of our revenues consist of fees received by manufacturers for coupon processing and information gathering services.

      We plan to increase revenues via an aggressive campaign to acquire contracts with additional manufacturers. The material aspects of this campaign include the retention of an experienced sales person and an increase in direct mail solicitation, solicitation of manufacturer referrals, expanded use of trade publication advertising and other promotional materials and participation in regional and national food and drug trade shows. We are also considering the use of telemarketing as a means of generating new business.

      The coupon industry is affected by several factors, including factors that affect the economy in general, terrorist activities, seasonality and increases and decreases in the marketing budgets of manufacturer clients. At times when the economy is sluggish, manufacturers tend to tighten their marketing budget and reduce their coupon programs. This causes coupon distribution to go down. However, it may not necessarily affect coupon redemption rates because consumers tend to utilize more coupons during harder economic times as a means of saving money. Terrorist activities can also affect the coupon industry. Media coverage of the recent anthrax scare made consumers wary of unexpected mail. This resulted in manufacturers reducing the amount of direct mail distribution of coupons. Seasonality is also a factor that affects coupon distribution. Manufacturer coupon programs tend to increase distribution in the spring and fall leading to increased revenues during those seasons for redemption agents due to increased coupon processing.

      We believe that there are several material opportunities in the coupon redemption business. Many of these opportunities stem from technological advances that are being utilized in the industry. New automated coupon processing systems and scanning systems help to reduce the costs of coupon processing. Also, new forms of coupon distribution, such as internet distribution, help to increase the number of coupons distributed. We also believe that the integration of traditional coupon techniques coupled with manufacturer loyalty programs and even smart card technology will result in new opportunities in the industry. We review these opportunities on a regular basis and to the extent our capital situation permits we plan to take steps to avail ourselves of these opportunities.

      There are also several challenges that confront smaller operators in the coupon redemption business. Competition is one of our biggest challenges. The coupon processing industry is highly competitive and much of the coupon processing business is conducted by a small number of companies with significantly more resources than us. Other challenges include staying abreast of technological advances in the industry and raising the capital necessary to exploit these advances, providing more refined and useful informational reports to manufacturers, and the trend in using paperless coupons which can detract from our business.

LIQUIDITY AND CAPITAL RESOURCES

      On March 31, 2004, we consummated a private placement of 470,000 shares of our common stock in reliance upon the exemption provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933. We sold these shares to 38 persons at a price of $1.00 per share. We raised aggregate gross proceeds of $470,000. The costs associated with the offering were approximately $20,000 giving us net proceeds of $450.000. We believe that our current cash on hand plus revenues from our operations will be sufficient to satisfy our general working capital obligations (without fully implementing our proposed business expansion plans) for at least the next twelve months.

      To fully implement our business and strategic plans, however, we will require approximately $500,000 to $1,000,000 in additional capital. We may seek to raise this capital through offerings of securities, loans from banks or other financial institutions or through loans from our controlling stockholder or from other sources. We have no funding commitments from any third parties. Additional financing may not be available when needed or on the terms acceptable to us. Unavailability of financing may require us to delay, scale back or eliminate certain of our plans.

      Our cash requirements have been recently exceeding our cash flow from operations. At February 29, 2004, we had a working capital deficit of $125,710, compared to a working surplus of $6,143 at August 31, 2003. At February 29, 2004, we had a cash balance of approximately $2,000. Our current monthly operating costs are approximately $12,000. Since inception, we have satisfied our working capital requirements through revenues generated from our operations. We expect that external sources of working capital, if required, will be provided by our majority shareholder, Mr. Martucci, although he is under no obligation to provide such capital.

      Net cash used in operating activities was $19,882 for the year ended August 31, 2003 as compared to net cash provided by operating activities of $20,954 for the year ended August 31, 2002.

      Net cash provided by financing activities for the year ended August 31, 2003 was $20,029 as compared to net cash used of $20,948 for the year ended August 31, 2002. The change is due to the repayment of a loan to United, an affiliated company.

      We may seek external sources of working capital from offerings of our securities, bank loans or loans from our controlling stockholder. We do not have any commitments for these proposed external sources of capital.`

      As of February 29, 2004 our current liabilities exceeded our current assets by $125,710. Continuing losses could endanger our ability to continue as a going concern. However, the main reason for our negative working capital as of February 29, 2004 is an increase in the management fee paid to United. During this six month period we paid United a management fee equal to $116,909. This amount represents a significant one-time increase in the fees payable to United for development of proprietary software for processing marketing information. This increase fee also funded the development of a website that will allow each manufacturer client to examine their processed coupons on a daily basis, receive marketing reports instantaneously, as well as retrieve information from invoices that have been processed. This website is currently under development and we expect it to be launched before the end of calendar year 2004. In June 2004 we entered into a management services agreement with United. Under this Agreement we pay United a regular annual fee of $125,000 for all services provided to us by United. We believe that this agreement will help to stabilize our costs for management services so that we will not have significant increases in management fees in the future.

RESULTS OF OPERATIONS

Six Months Ended February 29, 2004 Compared to February 28, 2003

      The following table summarizes the results of our operations during the six month periods ended February 29, 2004 and 2003 and provides information regarding the dollar and percentage increase or (decrease) from the current six month period to the prior six month period:

---------------------------------------------------------------------------
                                                                 PERCENTAGE
                                                       INCREASE    INCREASE
LINE ITEM                     2/29/04       2/28/03  (DECREASE)  (DECREASE)

---------------------------------------------------------------------------

---------------------------------------------------------------------------
Revenues                     $ 13,061       $27,827  $(  14,766)      (53%)
---------------------------------------------------------------------------
Net loss                      132,228        34,040      98,188       288%
---------------------------------------------------------------------------
Operating Expenses            145,289        61,867      83,422       135%
---------------------------------------------------------------------------
Loss per share of                0.03          0.01        0.02       200%
common stock
---------------------------------------------------------------------------

---------------------------------------------------------------------------

      Revenues were $13,061 for the six months ended February 29, 2004 as compared with $27,827 for the same period in 2003. The decrease in revenues of $14,766 or 53% resulted mainly from a reduction of coupons issued by LiDestri Foods, one of our significant manufacturer clients, who had recently undergone a management change and name change from Cantisano Foods to LiDestri Foods. We expect that this customer will again be issuing coupons at higher levels in the future and that future results will be more in line with the results for the six month period ended February 28, 2003.

      We had a net loss of $132,228 for the six months ended February 29, 2004 as compared with a net loss of $34,040 for the six months ended February 28, 2003. This increase of 98,188 or 288% was mainly due to an increase in management fees charged by an affiliated company and accounting fees incurred in connection with audits for the years ended August 31, 2003 and 2002.

      Operating expenses amounted to $145,289 for the six months ended February 29, 2004 and $61,867 for the same period in 2003. This increase of $83,422 or 135% was due to an increase in management fees charged by an affiliated company and accounting fees incurred in connection with audits for the years ended August 31, 2003 and 2002.

Fiscal Year Ended August 31, 2003 Compared to August 31, 2002

      The following table summarizes the results of our operations during the fiscal year ended August 31, 2003 and 2002 and provides information regarding the dollar and percentage increase or (decrease) from the 2003 fiscal year to the 2002 fiscal year.

---------------------------------------------------------------------------
                                                                 PERCENTAGE
                                                       INCREASE    INCREASE
LINE ITEM                     8/31/03       8/31/02  (DECREASE)  (DECREASE)

---------------------------------------------------------------------------

---------------------------------------------------------------------------
Revenues                    $ 124,432       $17,365   $ 107,067      (617%)
---------------------------------------------------------------------------
Net income                        514         6,548      (6,034)       92%
---------------------------------------------------------------------------
Operating Expenses            123,518         8,641     114,877     1,329%
---------------------------------------------------------------------------
Earnings per common share        0.00          0.00           -          -
---------------------------------------------------------------------------

---------------------------------------------------------------------------

      Revenues were $124,432 and $17,365 for the years ended August 31, 2003 and 2002, respectively. This increase in revenues in the amount of $107,067 or 617% is mainly attributable to the fact that we did not commence operations in the coupon redemption business for manufacturers until May 2002. Therefore, our 2002 results reflect revenues for only four months of operations whereas the results for 2003 reflect revenues for an entire year.

      We had net income of $514 and $6,548 for the years ended August 31, 2003 and 2002, respectively. The decrease in net income of $6,034 or 92% from the fiscal year ended August 31, 2002 to the fiscal year ended August 31, 2003 is mainly attributable to a management fee of $104,000 charged to us by an affiliated company, for the year ended August 31, 2003.

      Operating expenses for the years ended August 31, 2003 and 2002 were $123,518 and $8,641, respectively. This represents a $114,877 or 1,329% increase in operating expenses from fiscal year 2002 to fiscal year 2003. This increase is mostly attributable to the payment in 2003 by us of a management fee in the amount of $104,000 to United, an affiliated company that is controlled by our controlling stockholder and sole officer and director, William C. Martucci.

OFF BALANCE SHEET ARRANGEMENTS

      We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

SEASONALITY

      Our business, revenues and operating results are affected by seasonality. During the fall and the spring the amount of coupons that we process increases by approximately 50% over the amount of coupons that we process during the summer and the winter seasons. This causes fluctuations in our revenues from season to season.

INFLATION

      Our business, revenues and operating results are not affected in any material way by inflation.

CRITICAL ACCOUNTING POLICIES

      The Securities and Exchange Commission issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company's financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the following significant policies as critical to the understanding of our financial statements. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. The main area where significant estimation judgments are made and where actual results could differ materially from those estimates involve the carrying amount of our receivables. We periodically evaluate the collectability of our accounts receivable based on past credit history and our customers current financial condition. Provision for losses are determined on the basis of our past experience and inherent risks in the receivables. In applying the provisions of SFAS # 5, we have not recognized any losses on our accounts receivable.

                             DESCRIPTION OF PROPERTY

      Our executive offices and processing facilities are located at 3 Dundar Road, Springfield, New Jersey in an approximately 3,800 square foot office leased by us. This facility occupies the second floor of a commercial building and contains offices and work areas where coupons are processed and which contain our computer equipment. The property is leased to us by our affiliate, United, pursuant to our Management Services Agreement with United. Under the Management Services Agreement we pay United an annual fee of $125,000 for various management services that it provides to us. Of that amount $4,700 per year is allocated to use of office space. We maintain comprehensive insurance coverage for all perils, including destruction of coupons.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Our sole officer, director and controlling stockholder is also the sole stockholder of United. Future business, operating results and substantially all of the services provided to us are dependent on this one individual and United.

      On June 9, 2004, we and United entered into a Management Services Agreement. Pursuant to the Management Services Agreement, United provides MMG with the following services: use of 3,800 square feet of office space at United's New Jersey office, use of the telephone, shipping and postage, supplies, use of computers and computer software and use of United's employees for coupon processing and administrative services. In consideration for such services, we pay United an annual fee equal to $125,000. The agreement has a term of one year and is renewable for successive one year periods unless terminated by either party upon ninety days prior written notice. United is in a similar, but distinct, business as our business. United's business is distinct in that United acts as a coupon redemption agent for retailers, not manufacturers. Before entering into the Management Services Agreement, United provided us with such services pursuant to a verbal arrangement. The total amount that was charged to us, recorded as management fees, for all these services was $104,000 for the year ended August 31, 2003. The total amount that was charged to us for the six month period ended February 29, 2004, recorded as management fees, for all these services was $116,909.

      Management believes that it is more efficient and cost effective for us to utilize the aforementioned services of United rather than obtaining these services on our own. If for any reason United ceases providing these services, management believes that it would be able to effectively obtain such services through internal means and that no material adverse effect would occur.

      As of August 31, 2002, we had total outstanding advances of $20,029 resulting from loan transactions with two affiliated companies and an individual, namely, United, E-Cash, Inc. and Mr. Martucci. These advances were made on an interest free basis and were payable upon our demand pursuant to verbal arrangements. All such advances have since been repaid. We have discontinued the practice of making advances to affiliated companies. In the past when Mr. Martucci controlled 100% of our capital stock and of the other affiliated companies he would borrow money from one company and lend it to an affiliate as necessary to fund the working capital needs of any given affiliated company. Now that our capital stock is owned by other stockholders as a result of the private placement that closed in March of 2004 and since we desire to become a public reporting company, Mr. Martucci believes that this practice is no longer appropriate and has discontinued it and will no longer advance money from us to any affiliated company or to Mr. Martucci.

           MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

      There has been no established public trading market for our common stock and, prior to the effectiveness of this registration statement, there were no shares of our common stock, which would be available for sale in a public trading market. There is no current price quoted for our common stock.

      None of our common stock or preferred stock is subject to outstanding options or warrants and we have no outstanding securities that are convertible into our common stock or preferred stock. None of our stock is eligible to be sold pursuant to Rule 144 under the Securities Act. We have agreed to register all of the shares being sold under this prospectus on behalf of the selling shareholders.

      As June 30, 2004, our common stock shares were held by 39 shareholders of record, including those holders of record through depository accounts.

      Continental Stock Transfer and Trust Company is currently acting as our transfer agent. Contact information for Continental Stock Transfer and Trust Company is as follows: 17 Battery Place, New York, New York 10004, telephone
(212) 509 - 4000.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

      Livingston, Wachtell & Co., LLP are our independent auditors. They audited our financial statements for our fiscal years ended August 31, 2002 and 2003. We have no disagreements with our independent auditors.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered under this prospectus will be passed upon for us by Thelen Reid and Priest LLP.

..
                                     EXPERTS

       Our consolidated financial statements for the years ended August 31, 2003 and 2002 have been audited by Livingston, Wachtell & Co., LLP, 29 Broadway, 25th Floor, New York, New York 10006, independent public accountants, and have been included in this prospectus in reliance upon the report of that firm and their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as some portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      Once the registration statement that this prospectus is a part of becomes effective, we will be obligated to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. After we so become a reporting company, the public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

      We intend to voluntarily furnish our security holders with an annual report that contains audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Manufacturers Marketing Group, Inc.
   for the Years Ended August 31, 2003 and 2002............................  F-1

Unudited Consolidated  Financial Statements of Manufacturers  Marketing Group,
   Inc. for the Six Months Ended February 29, 2004 and February 28, 2003... FF-1

                       MANUFACTURERS MARKETING GROUP, INC.

                              FINANCIAL STATEMENTS

                                 AUGUST 31, 2003

Dated: December 8, 2003

                       MANUFACTURERS MARKETING GROUP, INC.

                                    I N D E X


                                                                    Page No.
                                                                    --------

INDEPENDENT AUDITORS' REPORT                                          F-2



BALANCE SHEETS                                                        F-3



STATEMENTS OF INCOME                                                  F-4

STATEMENTS OF STOCKHOLDERS' EQUITY                                    F-5


STATEMENTS OF CASH FLOWS                                              F-6



NOTES TO THE FINANCIAL STATEMENTS                                     F-7

   BRANCH OFFICE                                                TEL 212-840-2595
  20 LEBANON ROAD                                               FAX 212-840-7239
SCARSDALE, NY 10583-7122                                         www.lwccpa.com
   914-723-3376

                        Livingston, Wachtell & Co., LLP
                          certified public accountants
                          1140 avenue of the americas
                            new york, ny 10036-5803

LEONARD L. EIGER, C.P.A.                  JAY J. LIVINGSTON, C.P.A. (1919-1972)
IRA E. COHEN, C.P.A.                      THEODORE WACHTELL, C.P.A. (1919-1966)
JAMES R. GRIMALDI, C.P.A.                 HERBERT H. REYBURN, C.P.A. (1934-1985)
LAWRENCE GOLDMAN, C.P.A.                  IRVING ZUCKERMAN, C.P.A. (1965-1985)
                                          SAM BECKER, C.P.A. (1971-2001)

        The Board of Directors
        Manufacturers Marketing Group, Inc.
        Springfield, New Jersey

                          INDEPENDENT AUDITORS' REPORT

        We have audited the accompanying balance sheets of Manufacturers Marketing Group, Inc. as of August 31, 2003 and 2002 and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Manufacturers Marketing Group, Inc. as of August 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

        /s/Livingston Wachtell & Co., LLP

        New York, New York
        December 8, 2003

                       MANUFACTURERS MARKETING GROUP, INC.

                                 BALANCE SHEETS

                                                           August 31,
                      Assets                           2003         2002
                      ------                           ----         ----

Current assets
   Cash and cash equivalents                          $   153      $     6
   Accounts receivable                                 17,150       43,776
   Loans to affiliates                                     --       20,029
                                                      -------      -------

      Total current assets                            $17,303      $63,811
                                                      =======      =======



      Liabilities and Stockholder's Equity

Current liabilities
    Accounts payable                                  $ 9,184      $56,206
    Accrued liabilities                                 1,976        1,976
                                                      -------      -------

      Total current liabilities                        11,160       58,182
                                                      -------      -------


Contingencies

Stockholder's equity
    Common stock                                           25           25
    Retained earnings                                   6,118        5,604
                                                      -------      -------

      Total stockholder's equity                        6,143        5,629
                                                      -------      -------

      Total liabilities and stockholder's equity      $17,303      $63,811
                                                      =======      =======


    The accompanying notes are an integral part of the financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

                              STATEMENTS OF INCOME

                                                              Years Ended
                                                               August 31,
                                                               ----------
                                                          2003          2002
                                                          ----          ----

Revenue                                                $  124,432     $   17,365
                                                       ----------     ----------

Operating expenses

    Management fees - affiliated company                  104,000             --
    Coupon processing costs                                19,193          8,266
    Other                                                     325            375
                                                       ----------     ----------

    Total operating expenses                              123,518          8,641
                                                       ----------     ----------

Operating income                                              914          8,724

Provision for income taxes                                    400          2,176
                                                       ----------     ----------

    Net income                                         $      514     $    6,548
                                                       ==========     ==========


Earnings per share of common stock

    Basic and diluted                                  $      .00     $      .00
                                                       ==========     ==========

Weighted average number of common stock shares
    used to compute earnings per weighted
    average share                                       4,000,000      4,000,000
                                                       ==========     ==========


    The accompanying notes are an integral part of the financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

                   STATEMENTS CHANGES IN STOCKHOLDER'S EQUITY

                  FOR THE YEARS ENDED AUGUST 31, 2003 AND 2002

                                          Common Stock
                                          ------------        Retained Earnings
                                     Shares         Amount        (Deficit)
                                     ------         ------        ---------

 Balances, August 31, 2001         4,000,000     $        25      $      (944)

       Net income (loss)                  --              --            6,548
                                  ----------     -----------      -----------

 Balances, August 31, 2002         4,000,000              25            5,604

 Net income                               --              --              514
                                  ==========     ===========      ===========

 Balances, August 31, 2003         4,000,000     $        25      $     6,118
                                                 ===========      ===========


    The accompanying notes are an integral part of the financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                        Years Ended August 31,
                                                           2003         2002

Cash flows from operating activities:
    Net income                                           $     514    $   6,548
       Changes in operating assets and liabilities:
          Accounts receivable                               26,626      (43,776)
          Accounts payable                                 (47,022)      58,182
                                                         ---------    ---------

                  Net cash provided by (used in)
                        operating activities               (19,882)      20,954

Cash flows from financing activities:

      Loan from (to) affiliates                             20,029      (20,948)
                                                         ---------    ---------

Net increase in cash and cash equivalents                      147            6

Cash and cash equivalents - beginning of year                    6           --
                                                         ---------    ---------

Cash and cash equivalents - end of year                  $     153    $       6
                                                         =========    =========


Supplementary cash flow disclosures:

      Interest paid                                      $      --    $      --
                                                         =========    =========

      Taxes paid                                         $     400    $     200
                                                         =========    =========


    The accompanying notes are an integral part of the financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

                        NOTES TO THE FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BUSINESS

    Manufacturing  Marketing Group,  Inc. ("MMG" or the "Operating  Subsidiary")
       incorporated and operating in New Jersey, is a coupon redemption agent for manufacturers. MMG provides coupon processing and related services, in the verification and redemption of coupons issued by various manufacturers. MMG, on behalf of manufacturers, pays retailers or clearing houses for valid coupons it processes. MMG also provides strategic marketing information to manufacturers, and acts as a fulfillment agent for promotional merchandise offerings and refund programs offered by manufacturers.

    On November  20,  2003,  (the  "Acquisition  Date")  MMG's sole  shareholder entered into a stock purchase agreement with another company, incorporated November 18, 2003 in Nevada, named Manufacturers Marketing Group, Inc., (the "Company"). Pursuant to the stock purchase agreement, MMG became a wholly owned subsidiary of the Company. The acquisition was effected under an agreement where the sole stockholder of MMG exchanged all of his MMG's capital stock held for a 100% stock interest (4,000,000 shares) of the Company's newly issued common stock.

    Since the former stockholder of the Operating Subsidiary owns all of the issued and outstanding shares of common stock of the Company after the acquisition, this transaction was accounted for as a recapitalization of the Operating Subsidiary, deemed to have occurred as of the date of these financial statements. The Operating Subsidiary is considered to be the accounting acquirer and has adapted the capital structure of the Company. There were no assets or liabilities of the Company that were acquired by the Operating Subsidiary on the acquisition date.

    Dueto the recapitalization of the Operating Subsidiary all reference to its shares have been restated to reflect the equivalent number of shares of the Company's common stock outstanding at the acquisition date. In other words, the 2,500 shares of the Operating Subsidiary's outstanding common stock at August 31, 2003 and 2002 are restated as 4,000,000 shares outstanding of the Company, as shown on the balance sheets.

    RISKS AND UNCERTAINTIES AND USE OF ESTIMATES

    Factors that could affect the Company's future  operating  results and cause future results to vary materially from expectations include, but are not limited to, lower than anticipated business derived, an inability to attract new clients and grow on its own, loss of a major customer, an inability to grow through acquisitions or successfully integrate acquisitions, an inability to control expenses, technology changes in the industry, coupon processing services industry consolidation, changes in regulatory requirements, a decline in the use of coupons as a savings mechanism for consumer purchases, a decline in the financial stability of the Company's clients and general uncertain economic conditions. Negative developments in these or other risk factors could have a material adverse effect on the Company's future financial position, results of operations and cash flows.

                       MANUFACTURERS MARKETING GROUP, INC.

                        NOTES TO THE FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    RISKS AND UNCERTAINTIES AND USE OF ESTIMATES (Continued)

    TheCompany has prepared the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America. In preparing these financial statements, it is necessary for management to make assumptions and estimates affecting the amounts reported in the financial statements and related notes. These estimates and assumptions are developed based upon all information available. Actual results can differ from estimated amounts.

    CONTROL BY PRINCIPAL STOCKHOLDER

    Thesole stockholder  owns all of the voting power of the outstanding  shares of the common stock of the Company. Accordingly, this stockholder has the ability to control the approval of most corporate actions including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

    CASH EQUIVALENTS

    Forpurposes of the statements of cash flows,  investments with a maturity of
       three  months  or  less  when   purchased  are   considered  to  be  cash
       equivalents.

    ACCOUNTS RECEIVABLE

    Accounts receivable balances are stated net of allowances for doubtful accounts. There was no allowance against total accounts receivable at August 31, 2003 and 2002. MMG records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of the financial position of specific clients, the industry and size of its clients, the overall composition of its accounts receivable aging, prior history with specific clients of accounts receivable write-offs and prior history of allowances in proportion to the overall accounts receivable balance. This analysis includes an ongoing and continuous communication with its largest clients and those clients with past due balances. A financial decline of any one of the Company's large clients could have an adverse and material effect on the collectability of receivables and thus the adequacy of the allowance for doubtful accounts.

    Increases and decreases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in the Company's consolidated statements of income. Write-offs of uncollectible accounts are charged against the allowance for doubtful accounts.

                       MANUFACTURERS MARKETING GROUP, INC.

                        NOTES TO THE FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    ACCOUNTS RECEIVABLE (Continued)

    Concentrations of credit risk, with respect to trade receivables are limited due to the dispersion of customers across different industries and geographic locations. For the year ended August 31, 2003, the Company had one major customer which accounted for approximately 24% of total revenues and 83% of the total accounts receivable at August 31, 2003.

    COMPUTER PROCESSING SOFTWARE

    The Company, through the use of a third party subcontractor, hand counts the redeemed coupons and enters the gathered information into a computer software program that is proprietary to an affiliated company, United Grocers Clearing House, Inc. ("United"), needed in providing the coupon payment processing and other related services to clients. United charged MMG a computer software user fee of $18,400 for the year ended August 31, 2003, which is included in management fees on the statement of income.

    FAIR VALUES OF FINANCIAL INSTRUMENTS:

    TheCompany uses financial  instruments in the normal course of its business.
       The carrying values of cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the short-term maturities of these assets and liabilities.

    REVENUE RECOGNITION

    TheCompany's coupon processing service revenues are recognized when the processing services are performed and completed. Coupon processing revenues are generated primarily from charges based on the number of coupons processed for each manufacturer. Most of these arrangements with manufacturers have fixed prices based on certain volumes of coupons processed for each manufacturer. Revenues include the face amount of the coupons processed, plus service processing fees thereon less the cost to redeem the coupons, at face value, to the retailers or consumers. Therefore, the Company does not retain the gross balance of accounts receivable as revenue.

    TheCompany recognizes all revenue net as an agent versus gross as a principal, by applying the guidance set forth in Emerging Issues Task Force or EITF 99-19 to classify and record such amounts. The Company recorded revenues net as an agent of $124,432 and $17,365 for the years ended August 31, 2003 and 2002, respectively, that consisted of gross billings from manufacturers of $986,263 and $461,434 and the cost to redeem the coupons to retailers and consumers of $861,831 and $444,069 for the years ended August 31, 2003 and 2002, respectively.

                       MANUFACTURERS MARKETING GROUP, INC.

                        NOTES TO THE FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    INCOME TAXES

    TheCompany accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Income tax provisions require the use of management judgments, which are subject to challenge by various taxing authorities. Significant estimates used in accounting for income taxes relate to the determination of taxable income and the determination of temporary differences between book and tax bases.

    EARNINGS PER SHARE

    Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated to reflect the potential dilution that would occur if contracts to issue common stock were exercised. Diluted EPS is calculated by dividing net income by weighted average common and common equivalent shares outstanding.

2. RELATED PARTY TRANSACTIONS

    TheCompany's current sole officer and director is also the sole stockholder of the Company as well as being the sole officer, director and stockholder of United and other affiliated companies. Future business, operating results and substantially all of the services provided to the Company are dependent on this one individual and United.

    United provides the Company with management services as well as providing an office and all other related selling, general and administrative services. These charges reflect all the costs incurred by affiliates and the sole stockholder on behalf of MMG. United's business is separate from MMG in that United acts as a coupon redemption agent for retailers, not manufacturers. The total amount that was charged to MMG, recorded as management fees, for all these services was $104,000 for the year ended
       August 31, 2003, of which $4,700 was charged for rent. The remaining amounts charged were for salaries ($72,600), Computer rental ($18,400), shipping and mailing ($4,500), utilities ($800) and office supplies ($3,000). United will continue to supply these management services in the future.

                       MANUFACTURERS MARKETING GROUP, INC.

                        NOTES TO THE FINANCIAL STATEMENTS


2. RELATED PARTY TRANSACTIONS (Continued)

    TheCompany also advances money to several affiliated companies monthly, on a temporary basis, to provide working capital for each of their respective operations. There was an outstanding loan balance of $20,029 from these affiliates at August 31, 2002, and no interest was charged to these affiliates on outstanding loan balances throughout the year.

3. INCOME TAXES

    At August 31, 2003 and 2002, the Company had no deferred tax assets or liabilities. The Company's effective income tax rate is higher than would be expected if the federal statutory rate were applied to operating income, primarily because of expenses deductible for financial reporting purposes are not deductible for tax purposes.

4. CONTINGENCIES

    TheCompany is subject to lawsuits, claims and other complaints arising out of the ordinary conduct of its business. There are no litigation matters outstanding at August 31, 2003 and 2002.

5. CAPITAL

    The Company's capital structure as of August 31, 2003 and 2002 was as follows:

            COMMON STOCK -  $.000006  computed  par  value  Authorized  shares -
                4,000,000 equivalent shares Outstanding shares - 4,000,000 equivalent shares

6. NEW ACCOUNTING PRONOUNCEMENTS

                  In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") which is an interpretation of "Accounting Research Bulletin No. 51, "Consolidated Financial Statements". FIN 46 requires a variable interest entity (VIE) to be consolidated by a company that is considered to be the primary beneficiary of that VIE. In December 2003, the FASB issued FIN No . 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN" 46-R") to address certain FIN 46 implementation issues. The effective dates and impact FIN 46 and FIN 46-R for the Company's consolidated financial statements are as follows:

      1. Special purpose entities ("SPEs") created prior to February 1, 2003. The Company must apply either the provisions of FIN 46 or early adopt the provisions of FIN 46-R at the end of the first interim or annual reporting period ending after December 15, 2003. The Company has determined that it has no SPE's.

      2. Non-SPEs created prior to February 1, 2003. The Company is required to adopt FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004. While not required,

                       MANUFACTURERS MARKETING GROUP, INC.

                        NOTES TO THE FINANCIAL STATEMENTS



            the Company could elect to adopt FIN 46 or FIN 46-R for these non-SPEs as of the end of the first interim or annual reporting period ending after December 15, 2003. Management does not believe that the adoption of this provision will have a material effect on the Company's financial position, results of operations or cash flows.

      3. All entities, regardless of whether a SPE, that were created subsequent to January 31, 2003. The Company is required to apply the provisions, of FIN 46 unless management elects to early adopt the provisions of FIN 46-R as of the first interim or annual reporting period ending after December 15, 2003. If the Company does not elect to early adopt FIN 46-R, then the Company is required to apply FIN 46-R to these entities as of the end of the first interim or annual reporting period ending after March 15, 2004. The Company has not entered into any material joint venture or partnership agreements subsequent to January 31, 2003 and the Company does not expect to enter into any such material agreements during the first interim period ended January 31, 2004. If the Company enters into any significant joint venture and partnership agreements in the future that would require consolidation under FIN 46 or FIN 46-R, it could have a material impact on the Company's future consolidated financial statements.


            The Company does not have any SPE's as of August 31, 2003.

                       MANUFACTURERS MARKETING GROUP, INC.

                        NOTES TO THE FINANCIAL STATEMENTS


6. NEW ACCOUNTING PRONOUNCEMENTS (Continued)

      In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classifies a financial instrument that is within its scope as a liability (or an asset in come circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective for the Company's fourth quarter of 2003. The adoption of SFAS No. 150 is not expected to have a material impact on the Company's future financial position, results of operations or cash flows.

      In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded on the guarantor's balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees, including indemnifications, that an entity has issued and a roll forward of the entity's product warranty liabilities. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued or modified after December 31, 2002.

5. SUBSEQUENT EVENTS

    TheCompany is planning on conducting a $1,000,000 Rule 506 private placement offering pursuant to Regulation D promulgated under the Securities Act of 1933, by selling 1 million shares at $1 per share. The Company is also planning on filing a registration statement with the Securities and Exchange Commission as well as obtains an OTCBB listing by filing a Form 211 with the NASD.

                       MANUFACTURERS MARKETING GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

                                FEBRUARY 29, 2004
                                   (UNAUDITED)


                                     Assets
                                     ------

Current assets

   Cash and cash equivalents                                      $  2,055
                                                                  --------

      Total assets                                                $  2,055
                                                                  ========



                  Liabilities and Stockholder's Deficiency
                  ----------------------------------------

Current liabilities

    Accounts payable                                              $109,789
    Accrued liabilities                                             17,976
                                                                  --------

      Total current liabilities                                    127,765
                                                                  --------


Commitments and contingencies (refer to note 5)


Stockholder's deficiency

    Preferred stock                                                     --
    Common stock                                                       400
    Accumulated deficit                                           (126,110)
                                                                  --------

      Total stockholder's deficiency                              (125,710)
                                                                  --------

      Total liabilities and stockholder's deficiency              $  2,055
                                                                  ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                      For the Six Months Ended
                                                     February 29,   February 28,
                                                     ------------   ------------
                                                        2004           2003
                                                        ----           ----

  Revenue                                             $   13,061    $   27,827
                                                      ----------    ----------

  Operating expenses

      Management fees - affiliated company               116,909        52,000
      Coupon processing costs                              4,255         9,542
      Professional fees                                   22,500            --
      Other                                                1,625           325
                                                      ----------    ----------

      Total operating expenses                           145,289        61,867
                                                      ----------    ----------

  Net loss                                            $ (132,228)   $  (34,040)
                                                      ==========    ==========

  Loss per share of common stock

      Basic and diluted                               $     (.03)   $     (.01)
                                                      ==========    ==========

  Weighted average number of common stock shares
      used to compute earnings per weighted
      average share                                    4,000,000     4,000,000
                                                      ==========    ==========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

        CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                                   (UNAUDITED)

                                             Common Stock
                                             ------------
                                        Shares         Amount        Earnings
                                        ------         ------        --------

  Balances, September 1, 2003          4,000,000    $        25     $     6,118

  Recapitalization - November 20,             --            375
  2003

        Net loss for the period               --             --        (132,228)
                                      ----------     ----------     -----------

  Balances, February 29, 2004          4,000,000    $       400     $  (126,110)
                                      ==========    ===========     ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                        For the Six Months
                                                               Ended

                                                    February 29,    February 28,
                                                        2004           2003

Cash flows from operating activities:

    Net loss                                           $ (132,228)   $  (34,040)
    Adjustments to reconcile net loss to net cash provided

    by (used in) operating activities:                        375            --
      Reorganization expense

       Changes in operating assets and liabilities:

          (Increase) decrease in accounts receivable       17,150        (2,256)
          (Decrease)  increase in  accounts  payable
          and and accrued expenses and taxes              116,605       (15,938)
                                                       ----------    ----------

                   Net cash provided by (used in)
                    operating activities                    1,902       (52,234)
                                                       ----------    ----------

Cash flows from investing activities:
      Loans from related companies                             --        52,610
                                                       ----------    ----------

                  Net cash provided by
                     investing activities                      --        52,610
                                                       ----------    ----------

Net increase in cash and cash equivalents                   1,902           376

Cash and cash equivalents - beginning of period               153             6
                                                       ----------    ----------

Cash and cash equivalents - end of period              $    2,055    $      382
                                                       ==========    ==========


Supplementary cash flow disclosures:

      Interest paid                                    $       --    $       --
                                                       ==========    ==========

      Taxes paid                                       $       --    $      240
                                                       ==========    ==========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                       MANUFACTURERS MARKETING GROUP, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of Manufacturers Marketing Group, Inc. (a Nevada corporation) and its 100% owned subsidiary, Manufacturers Marketing Group, Inc. (a New Jersey corporation).

      ORGANIZATION AND BUSINESS

      Manufacturing Marketing Group, Inc. ("MMG" or the "Operating Subsidiary"), incorporated and operating in New Jersey, is a coupon redemption agent for manufacturers. MMG provides coupon processing and related services in the verification and redemption of coupons issued by various manufacturers. MMG, on behalf of manufacturers, pays retailers or clearing houses for valid coupons it processes. MMG also provides strategic marketing information to manufacturers and acts as a fulfillment agent for promotional merchandise offerings and refund programs offered by manufacturers.

      On November 20, 2003, (the "Acquisition Date") MMG's sole shareholder entered into a stock purchase agreement with another company, incorporated November 18, 2003 in Nevada, named Manufacturers Marketing Group, Inc., (the "Company"). Pursuant to the stock purchase agreement, MMG became a wholly owned subsidiary of the Company. The acquisition was effected under an agreement where the sole stockholder of MMG exchanged all of his MMG's capital stock held for a 100% stock interest (4,000,000 shares) of the Company's newly issued common stock.

      Since the former stockholder of the Operating Subsidiary owns all of the issued and outstanding shares of common stock of the Company after the acquisition, this transaction was accounted for as a recapitalization of the Operating Subsidiary. The Operating Subsidiary is considered to be the accounting acquirer and has adapted the capital structure of the Company. The Company, prior to the Acquisition Date, had no assets, liabilities or operations.

      The Company's consolidated current liabilities exceeded its consolidated current assets by $125,710 at February 29, 2004. Continuing losses could endanger the Company's viability as a going concern.

      RISKS, UNCERTAINTIES AND USE OF ESTIMATES

      Factors that could affect the Company's future operating results and cause future results to vary materially from expectations include, but are not limited to, lower than anticipated business, an inability to attract new clients and grow on its own, loss of a major customer, an inability to grow through acquisitions or successfully integrate acquisitions, an inability to control expenses, technology changes in the industry, coupon processing services industry consolidation, changes in regulatory requirements, a decline in the use of coupons as a savings mechanism for consumer purchases, a decline in the financial stability of the Company's clients and general uncertain economic conditions. Negative developments in these or other risk factors could have a material adverse effect on the Company's future financial position, results of operations and cash flows.

                       MANUFACTURERS MARKETING GROUP, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      RISKS, UNCERTAINTIES AND USE OF ESTIMATES (Continued)

      The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In preparing these consolidated financial statements, it is necessary for management to make assumptions and estimates affecting the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. These estimates and assumptions are developed based upon all information available. Actual results can differ from estimated amounts.

      CONTROL BY PRINCIPAL STOCKHOLDER

      The sole stockholder owns all of the voting power of the outstanding shares of the common stock of the Company. Accordingly, this stockholder has the ability to control the approval of most corporate actions including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

      CASH EQUIVALENTS

      For purposes of the consolidated balance sheet and consolidated statements of cash flows, investments with a maturity of three months or less when purchased are considered to be cash equivalents.

      ACCOUNTS RECEIVABLE

      Accounts receivable balances are stated net of allowances for doubtful accounts. MMG records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of the financial position of specific clients, the industry and size of its clients, the overall composition of its accounts receivable aging, prior history with specific clients of accounts receivable write-offs and prior history of allowances in proportion to the overall accounts receivable balance. This analysis includes an ongoing and continuous communication with its largest clients and those clients with past due balances. A financial decline of any one of the Company's large clients could have an adverse and material effect on the collectability of receivables and thus the adequacy of the allowance for doubtful accounts.

      Increases and decreases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in the Company's consolidated statements of income. Write-offs of uncollectible accounts are charged against the allowance for doubtful accounts.

                       MANUFACTURERS MARKETING GROUP, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      ACCOUNTS RECEIVABLE (Continued)

      Concentrations of credit risk, with respect to trade receivables are limited due to the dispersion of customers across different industries and geographic locations.

      COMPUTER PROCESSING SOFTWARE

      The Company, through the use of a third party subcontractor, hand counts the redeemed coupons and enters the gathered information into a computer software program that is proprietary to an affiliated company, United Grocers Clearing House, Inc. ("United"), needed in providing the coupon payment processing and other related services to clients.

      FAIR VALUES OF FINANCIAL INSTRUMENTS:

      The Company uses financial instruments in the normal course of its business. The carrying values of cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the short-term maturities of these assets and liabilities.

      REVENUE RECOGNITION

      The Company's coupon processing service revenues are recognized when the processing services are performed and completed. Coupon processing revenues are generated primarily from charges based on the number of coupons processed for each manufacturer. Most of these arrangements with manufacturers have fixed prices based on certain volumes of coupons processed for each manufacturer. Revenues include the face amount of the coupons processed, plus service processing fees thereon less the cost to redeem the coupons, at face value, to the retailers or consumers. Therefore, the Company does not retain the gross balance of accounts receivable as revenue.

      The Company recognizes all revenue net as an agent versus gross as a principal, by applying the guidance set forth in Emerging Issues Task Force or EITF 99-19 to classify and record such amounts.

      The Company recorded revenues net as an agent of $13,061 for the six months ended February 29, 2004, that consisted of gross billings from manufacturers of $121,053 and the cost to redeem the coupons to retailers and consumers of $107,992.

                       MANUFACTURERS MARKETING GROUP, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      INCOME TAXES

      The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      Income tax provisions require the use of managements' judgment, which are subject to challenge by various taxing authorities. Significant estimates used in accounting for income taxes relate to the determination of taxable income and the determination of temporary differences between book and tax bases.

      LOSS PER SHARE

      Basic loss per share ("LPS") is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted LPS is calculated to reflect the potential dilution that would occur if contracts to issue common stock were exercised. Diluted LPS is calculated by dividing net loss by weighted average common and common equivalent shares outstanding.

2.    LOSS PER SHARE

      Basic loss per common share ("LPS") is calculated by dividing net loss by the weighted average number of common shares outstanding during the year.

      The numerator and denominator used in the basic and diluted LPS of common stock computations are presented in the following table:

                                             For the Six        For the Six
                                             Months Ended       Months Ended
                                             February 29,       February 28,
                                                 2004              2003
                                                 ----              ----
NUMERATOR FOR BASIC AND DILUTED LPS
       Net loss to common shareholders        $ (132,228)      $   (34,040)
                                              ==========       ===========

DENOMINATOR FOR BASIC AND DILUTED LPS
       Weighted average shares of
          common stock outstanding             4,000,000         4,000,000
                                              ==========       ===========

LPS - Basic and diluted                            $(.03)           $ (.01)
                                                   =====            ======

                       MANUFACTURERS MARKETING GROUP, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.    RELATED PARTY TRANSACTIONS

      The Company's current sole officer and director is also the sole stockholder of the Company as well as being the sole officer, director and stockholder of United and other affiliated companies. Future business, operating results and substantially all of the services provided to the Company are dependent on this one individual and United.

      United provides the Company with management services as well as providing an office and all other related selling, general and administrative services. These charges reflect all the costs incurred by affiliates and the sole stockholder on behalf of MMG. United's business is separate from MMG in that United acts as a coupon redemption agent for retailers, not manufacturers. For the six months ended February 29, 2004, management fees have been revised from $2,000 per week, based on United management's previous assessment of the value of services provided, and now recorded based on management's estimated value of actual time spent in providing these services, which included rent expense of $2,350 for the six months ended February 29, 2004. The total amount that was charged to the Company by United, recorded as management fees, for all these services was $116,909 for the six months ended February 29, 2004. The remaining amount charged was for salaries and other general and administrative costs. United will continue to supply these management services in the future.

4.    INCOME TAXES

      The Company had a net operating loss carryforward of approximately $132,000 at February 29, 2004. The tax benefit of this net operating loss has been offset by a full valuation allowance. The change in the valuation allowance, based on an estimated effective tax rate of 30%, was approximately $40,000, for the six months period ended February 29, 2004. There were no other deferred tax assets and no deferred tax liabilities at February 29, 2004.

5.    CONTINGENCIES

      The Company is subject to lawsuits, claims and other complaints arising out of the ordinary conduct of its business. There are no litigation matters outstanding at February 29, 2004.

6.    CAPITAL

      The Company's capital structure as of February 29, 2004 was as follows:

            COMMON STOCK - $.0001  par  value  Authorized  shares -  100,000,000 shares Issued and outstanding shares - 4,000,000 shares

            PREFERRED STOCK - $.0001 par value  Authorized  shares -  10,000,000 shares Issued and outstanding shares - -0- shares

                       MANUFACTURERS MARKETING GROUP, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.    SUBSEQUENT EVENTS

      The Company is planning on conducting a $1,000,000 Rule 506 private placement offering pursuant to Regulation D promulgated under the Securities Act of 1933, by selling 1 million shares of the Company's stock at $1 per share. The Company is also planning on filing a registration statement with the Securities and Exchange Commission as well as obtain a OTCBB listing by filing a Form 211 with the NASD.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article ELEVEN of our Articles of Incorporation provides that we must indemnify any and all persons whom we have the power to indemnify under the General Corporation Law of the State of Nevada for and against any and all of the expenses, liabilities, or other matters referred to in or covered by that law. This indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such position with the company. This indemnification is to continue as to a person who has ceased to be a director, officer, employee, or agent and will inure to the benefit of the heirs, executors and administrators of that person.

      We have not entered into any indemnification agreements with our sole officer and director, however, we may enter into an indemnification agreement with our sole officer and director or others who become our officers and/or directors in the future.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                   NATURE OF EXPENSE                AMOUNT
                   -----------------                ------
                   SEC registration fee             $298
                   Accounting fees and expenses     $15,000
                   Legal fees and expenses          $*35,000
                   Printing and related expenses    $*1,500
                   Miscellaneous                    $*1,202
                   TOTAL                            $ 53,000
                   -----

* Estimated.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

      On March 31, 2004, we completed the private placement of 470,000 shares of our common stock to 38 individuals. The purchasers of these shares are the selling shareholders named in this registration statement. Their shares are being registered pursuant to the terms of a registration rights agreement that we entered into with them at the time of the private placement. The issuance of our shares to the 38 individuals was made in reliance on Rule 506 of Regulation D of the Securities Act. These stockholders signed and delivered to us a subscription agreement in which they made the following representations, among others: (a) the subscriber is acquiring the shares for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the subscriber has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (c) the subscriber was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (d) the subscriber has adequate means of providing for his or her current needs and possible personal contingencies, the subscriber anticipates no need now or in the foreseeable future to sell the shares and can afford the loss of the entire investment. Based upon management's inquiry into the sophistication and net worth of the subscribers, Management determined that 19 of the subscribers are Accredited Investors (as defined in Regulation D). The remaining 19 subscribers were not Accredited Investors.

      On November 20, 2003, we issued 4,000,000 shares of our common stock to William C. Martucci, our sole officer and director and our controlling stockholder, in exchange for ten shares of the common stock of MMGNJ, which constitute all of the issued and outstanding common stock of MMGNJ. We issued these shares to Mr. Martucci, an accredited investor, in a private transaction in reliance on Section 4(2) of the Securities Act.

ITEM 27.   EXHIBITS.

      The following exhibits are included as part of this Form SB-2.

Exhibit No.                          Description
-----------                          -----------
*2.1          Stock Purchase Agreement, dated November 20, 2003, between William
              C.  Martucci  and the  registrant.  [Incorporated  by reference to
              Exhibit 2.1 of the registrant's Registration Statement on Form SB-2, filed on April 22, 2004 (File No. 333-114732)]

*3.1 Articles of Incorporation of the registrant as filed with the Secretary of State of the State of Nevada on November 18, 2003 [Incorporated by reference to Exhibit 3.1 of the registrant's Registration Statement on Form SB-2, filed on April 22, 2004 (File No. 333-114732)]

*3.2 Bylaws of the registrant adopted on November 18, 2003 [Incorporated by reference to Exhibit 3.2 of the registrant's Registration Statement on Form SB-2, filed on April 22, 2004 (File No. 333-114732)]

5 Opinion of Thelen Reid & Priest LLP as to the legality of the shares
*10.1 Form of Registration Rights Agreement used in the registrant's private placement, which closed on March 31, 2004. [Incorporated by reference to Exhibit 10.1 of the registrant's Registration Statement on Form SB-2, filed on April 22, 2004 (File No.

              333-114732)]

*10.2 Form of Subscription Agreement used in the registrant's private placement, which closed on March 31, 2004 [Incorporated by reference to Exhibit 10.2 of the registrant's Registration
              Statement on Form SB-2, filed on April 22, 2004 (File No. 333-114732)]

10.3 Management Services Agreement, dated June 9, 2004, between MMGNJ and United.

*14 Code of ethics [Incorporated by reference to Exhibit 14 of the registrant's Registration Statement on Form SB-2, filed on April 22, 2004 (File No. 333-114732)]

*21 List of subsidiaries of the registrant [Incorporated by reference to Exhibit 21 of the registrant's Registration Statement on Form SB-2, filed on April 22, 2004 (File No. 333-114732)]

23.1 Consent of Livingston, Wachtell & Co., LLP, certified public accountants, New York, New York

23.2          Consent of Thelen Reid & Priest LLP, included in exhibit 5

-----------------------
*     Incorporated by reference as indicated in brackets.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

      File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

            (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (c) Include any additional or changed material information on the plan of distribution.

      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

      For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Springfield, State of New Jersey, on July 12, 2004.


                                    MANUFACTURERS MARKETING GROUP, INC.


                                    By:   /s/ William C. Martucci
                                       ---------------------------------------
                                          William C. Martucci
                                          Chief Executive Officer and President


                                    By:   /s/ William C. Martucci
                                       ---------------------------------------
                                          William C. Martucci
                                          Treasurer (Principal Financial and
                                          Accounting Officer)

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

        SIGNATURE                       TITLE                          DATE

/s/ William C. Martucci       Chief Executive Officer,            July 12, 2004
-----------------------       President, Treasurer, Secretary
William C. Martucci           and Sole Director

                                  EXHIBIT INDEX

Exhibit No.                             Description
-----------                             -----------

10.3 Management Services Agreement, dated June 9, 2004, between MMGNJ and United.

5 and 23.2    Opinion  of  Thelen  Reid &  Priest  LLP as to the legality of the shares and consent

23.1 Consent of Livingston, Wachtell & Co., LLP, certified public accountants, New York, New York